UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On August 22, 2007, Textron  resolved investigations by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice (DOJ) relating to payments made by subsidiaries in its Fluid & Power business unit and voluntarily reported to the two agencies by Textron.

Most of the payments were “after sales service fees” paid to Iraq by Textron's fifth tier French subsidiaries in connection with the United Nations’ Oil for Food Program.  A number of small Fluid & Power payments unrelated to the Oil for Food Program were also investigated, reported to the agencies and resolved as part of the settlements.

Textron has consented to the entry of a civil injunction in an action brought by the SEC and has entered into a letter agreement with the DOJ in which the DOJ has agreed not to prosecute Textron or its subsidiaries or affiliates.  Both settlements call for remedial actions that are being implemented and that are consistent with Textron’s longstanding policy against improper payments.  In addition, Textron has agreed to pay a total of $4.685 million to the agencies in the form of disgorgement of profits, penalties and interest.  This amount was fully provided for in prior periods.

There are no criminal charges involved in the settlements and no Textron officers were involved.  Disciplinary action has been taken with respect to certain individuals involved in the matter, including in some cases, termination of employment.

A copy of the press release related to these events is attached as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
99.1	Press release dated August 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:  /s/Terrence O'Donnell
     Terrence O'Donnell
     Executive Vice President and
     General Counsel

Date:  August 24, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 23, 2007